EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 1, 2006 included in the Registration Statement on Form SB-2 and related Prospectus of Western Hemisphere Mining Corporation for the registration of shares of its common stock.

MANNING ELLIOTT LLP
 CHARTERED ACCOUNTANTS
Vancouver, Canada
December 11, 2006